Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X ]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant toss.240.14a-11(c) or
       ss. 240.14a-12


                          FIRST GEORGIA COMMUNITY CORP.


--------------------------------------------------------------------------------

               (Name of Person(s) Filing Proxy Statement if other
                              than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X ]     No fee required.
[  ]     Fee computed on table below per Exchange Act Rules 14a- 6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:_______________________________________________

         (2) Aggregate number of securities to which transaction applies:_______________________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________________
                  _______________________________________________________

         (4)      Proposed maximum aggregate value of transaction:_______
                  _______________________________________________________

         (5)      Total fee paid:________________________________________

[  ]     Fee paid previously with preliminary materials.
[  ]     Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:________________________________
         (2)      Form, Schedule or Registration Statement No.:__________
         (3)      Filing Party:__________________________________________
         (4)      Date Filed:____________________________________________

                          FIRST GEORGIA COMMUNITY CORP.
                              150 Covington Street
                             Jackson, Georgia 30233
                                 (770) 504-1090

                                 PROXY STATEMENT

                     For the Annual Meeting of Stockholders

                        To be held Thursday, May 18, 2000


                  --------------------------------------------

                               PROXY SOLICITATION


         This Proxy Statement is furnished to stockholders of First Georgia Community Corp. (the "Company"), on or about April 14, 2000, in connection with the solicitation of proxies on behalf of the Board of Directors to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Thursday, May 18, 2000, or any adjournment thereof. The meeting will be held at the Butts County Public Library, 436 East College Street, Jackson, Georgia.

         The person voting the enclosed proxy may revoke it at any time before it is exercised by writing to the President of the Company at its principal office, First Georgia Community Corp., 150 Covington Street, Jackson, Georgia 30233, or by attending the Annual Meeting and choosing to vote in person, in which case any prior proxy given will be revoked. Any written revocation will be effective upon receipt by the President of the Company.

         If a stockholder designates how a proxy is to be voted on any of the business to come before the meeting, the signed proxy will be voted in accordance with such designation. If a stockholder fails to designate how the proxy should be voted, the signed proxy will be voted for the election of the eleven (11) nominees named below as Directors, and for the approval of Mauldin & Jenkins as the Company's independent auditors.

         The Company will bear the cost of this proxy solicitation, including the charges and expenses of brokerage firms and others which forward material to beneficial owners. Proxies may be solicited in person or by mail, telephone or telegraph. Proxies may also be solicited by certain Directors, officers and regular employees of the Company or its subsidiary.

                          VOTING AT THE ANNUAL MEETING

         Stockholders of record owning the Company's common stock, $5.00 par value, at the close of business on April 10, 2000, will be entitled to notice of and to vote at the Annual Meeting. On that date, there were 758,458 shares of common stock outstanding, each share entitling the holder to one vote upon each matter to be presented at the Annual Meeting.

         While the Notice of Annual Meeting calls for the transaction of such other business as may properly come before the meeting, management has no knowledge of any matters to be presented for action by the stockholders except as set forth in this Proxy Statement. The enclosed proxy gives discretionary authority, providing that persons holding proxies may vote in accordance with their best judgment as to any other business which may be brought up at the meeting.


                              ELECTION OF DIRECTORS

         As authorized by the By-laws of the Company, the Board of Directors has determined that the Board of Directors of the Company to be elected at the Annual Meeting shall consist of eleven (11) persons. At the Annual Meeting, the eleven (11) Directors are to be elected to serve approximately one-year terms until the annual meeting to be held in 2001. Management is soliciting proxies to vote for its eleven (11) nominees as Directors of the Company. The nominees of management are as follows:

         JOHN L. COLEMAN, D. RICHARD BALLARD, CHARLES W. CARTER,
         ALFRED D. FEARS, JR., WILLIAM B. JONES, HARRY LEWIS, JOEY McCLELLAND, ALEXANDER POLLACK, ROBERT RYAN, JAMES H.
         WARREN, AND GEORGE L. WEAVER.

         All proxies will be voted in accordance with the stated instructions. If any nominee ceases to be a candidate for election for any reason, the proxy will be voted for a substitute nominee designated by the Board. Proxies given by stockholders cannot be voted for more than eleven (11) persons. Assuming a quorum is represented at the Annual Meeting, the nominees for Director will be elected if they receive the affirmative vote of a plurality of all votes cast at the meeting.

         Unless otherwise directed, it is the intention of the persons named in the Proxy to vote for the election of the nominees listed above.

         If the above persons are elected as directors of the Company, the Company anticipates electing the same persons to serve as directors of the Company's sole subsidiary, First Georgia Community Bank (the "Bank").

Recommendation of the Board of Directors Concerning the Election of
Directors:

         The Board of Directors of the Company recommends a vote for the election of the above-listed eleven (11) Director nominees to hold office until the 2001 Annual Meeting of Shareholders held for the purpose of electing Directors.


               IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Currently, the Board of Directors of both the Company and the Bank consists of eleven (11) persons, each of which has been nominated for re-election to the Board of Directors. Each of those persons has been a Director of the Company since its organization in 1996. In addition, each of those persons has been a Director of the Bank since its organization in 1996. The Directors of the Company and the Bank are as follows:

John L. Coleman (54)

     Mr. Coleman is the President, Chief Executive Officer and a Director of the Company and holds the same positions with the Bank. He has held these positions with the Company, since August, 1996 and with the Bank since September, 1997. From 1994 until July, 1996, Mr. Coleman acted as Regional Retail Manager Northwest Georgia-Bartow County and Senior Banking Executive for NationsBank Bartow County in Cartersville, Georgia.

D. Richard Ballard (53)

     Since 1967, Mr. Ballard has been affiliated with Haisten Funeral Home, Inc. in Jackson, Georgia, and is currently the General Manager. Mr. Ballard is also the owner of Ballard & Co., an antique store in McDonough, Georgia.

Charles W. Carter (64)

     Since 1968, Mr. Carter has been affiliated with Carter Builders Supply in Jackson, and is currently the President. Mr. Carter was an advisory director of C & S Bank and NationsBank in Jackson from 1978 until 1994.

Alfred D. Fears, Jr.  (43)

     Mr. Fears' primary occupation is as an attorney, and he has been practicing law in Jackson, Georgia since 1981. He also manages an apartment rental business in Jackson.

William B. Jones  (55)

     From 1966 to 1976, Mr. Jones was a teacher, coach and school superintendent in Jackson, Georgia. Since 1977, Mr. Jones has practiced law in Jackson, Georgia, and has been active in the food and petroleum distribution business. Mr. Jones is currently President of Jones Petroleum Co., Meriwether Properties, Inc. and Jones & Hudgins, and Vice President of Jones & Owenby, Inc. He also served on the Advisory Board of NationsBank in Jackson.

Harry Lewis  (48)

     Mr. Lewis owns and operates an automobile dealership in Jackson, Georgia, which he has operated since 1983. He is also affiliated with Playtime Learning Center, Inc., and is currently President. Mr. Lewis is also the Secretary- Treasurer, Chief Financial Officer and Chief Accounting Officer of the Company. He has served in these positions since August, 1997.

Joey McClelland  (53)

     Mr. McClelland presently is a Vice President with International Supply Chain - Home Depot. From 1997 to 1999, Mr. McClelland has served as a director of International Consulting. Prior to 1997, Mr. McClelland acted as Executive Director of Marketing and Logistics Consulting, providing design and implementation consulting services to international business operations. Prior to 1989, Mr. McClelland held numerous management level positions in related marketing fields.

Dr. Alexander Pollack  (46)

     Since 1986, Dr. Pollack has been self-employed in Jackson, Georgia, as a general surgeon. In addition, Dr. Pollack is the medical director at the Georgia Diagnostic and Classification Prison.

Robert Ryan  (62)

     Since 1983,  Mr. Ryan has been President of Atlanta South 75 Inc. From 1960
     to  1983,   Mr.  Ryan  held  various   management   positions  with  Unocal
     Corporation, Los Angeles, California. Mr. Ryan served on the Board of

     Directors  of  Speedway   Corporation  and  the  Association  of  Christian
     Truckers.

James H. Warren  (61)

     Since 1971, Mr. Warren has been self-employed as a general contractor and developer. He is President of Sure Power, Inc., Secretary-Treasurer of Brushy Mountain Hydro-Electric Power, Inc. and Alternator & Starter House, Inc., and a partner in Fenwyck Development Co.

George L. Weaver  (52)

     Mr. Weaver has been President of Central Georgia EMC since 1984. From 1971 to 1984, Mr. Weaver held various management positions with Central Georgia EMC. Mr. Weaver served on the Advisory Board of NationsBank of Georgia, N.A. in Jackson, and as Vice Chairman of the Board of Directors of Federated Rural Electric Insurance Corp. He presently serves as a director of Southeastern Data Corporation (past Chairman of the Board) and Georgia Rural Electric Service Corporation (past Chairman of the Board). Mr. Weaver is a past President of the Georgia Rural Electric Managers Association and is a member of the Rural Electric Management Development Council.

         John L. Coleman serves as President and Chief Executive Officer of the Company and the Bank. Harry Lewis serves as Secretary-Treasurer, Chief Financial Officer and Chief Accounting Officer of the Company. They are the only executive officers of the Company. Each officer serves at the pleasure of the Board of Directors of the Company.

         There are not, and have not been during the last five (5) years, any involvements by the above-listed persons in legal proceedings relating to the Federal bankruptcy act, Federal commodities law violations, or securities law violations. In addition, none of the above-listed persons are currently charged with or within the last five (5) years have been convicted of any criminal violations of law (other than minor traffic violations). In addition, there are not, and have not been within the last five (5) years, any orders, judgments or decrees enjoining or limiting any director from engaging in any type of business practice or activity.

         Charles W. Carter and Harry Lewis are first cousins. There are no other family relationships among the director nominees or among any of them and any members of management of the Company or the Bank.

         There are no arrangements or understandings between the Company and any person pursuant to which any of the above persons have been or will be elected a director. No director is a director of another bank or bank holding company. Mr. Fears provided legal services to the Company during 1999, and it is anticipated he will provide legal services to the Company during 2000.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Because the Company is a holding company, the only significant asset of which is its wholly-owned subsidiary, the Bank, most of the business activities of the Company and its subsidiary occur at the Bank level. In addition, the same persons who are management's nominees as directors of the Company are likely to be elected as directors of the Bank. Therefore, information regarding the board and committees is being given for both the Company and the Bank.

The Company

         The Board of Directors of the Company held one (1) meeting during the year ended December 31, 1999.

The Bank

         The Board of Directors of the Bank held fifteen (15) meetings during the year ended December 31, 1999.

         The Bank has seven (7) principal permanent committees. These are the Funds Management Committee, the Audit and Compliance Committee, the Marketing Committee, the Building Committee, the Benefits and Personnel Committee, the Loan Committee, and the Internet Committee.

         The Funds Management (Asset/Liability) Committee sets policy and reviews the Bank's investment portfolio and investment markets and makes recommendations in regard to Bank investments. The Funds Management Committee met two (2) times during 1999. Its members are Dr. Alexander Pollack, Harry Lewis, Joey McClelland and John Coleman.

     The Audit and Compliance Committee reviews independent audit reports to report the findings to the Board of Directors and recommends the independent auditor. The Audit Committee met one (1) time during 1999. Its members are Alfred D. Fears, Jr., Richard Ballard and James H. Warren.

         The Marketing Committee meets to discuss marketing and advertising of the Bank. The Marketing Committee met two (2) times during 1999. Its members are Joey McClelland, Richard Ballard, Robert Ryan, and William Jones.

     The Building Committee meets to discuss the construction of buildings for the Bank and renovations and major repairs to building of the Bank. It did not meet in 1999. Its members are Charles Carter, Alfred D. Fears, Jr. and James H. Warren.

         The Benefits and Personnel Committee meets to review the compensation and benefits of employees, officers and directors of the Bank and to consider personnel matters of the Bank. It met one
(1) time during 1999. Its members are George Weaver, Harry Lewis and James H. Warren.

         The Loan Committee meets to discuss, review and approve or disapprove loans in excess of $550,000 and up to $1,500,000. The Loan Committee met twelve
(12) times during 1999. Its members are George Weaver, William Jones, Charles Carter, Robert Ryan, Harry Lewis and John Coleman.

         The Internet Committee was established at the end of 1999 and has had no meetings. Its members are Harry Lewis, Charles Carter, Dr. Alexander Pollack and Joey McClelland.


                  NON-DIRECTOR EXECUTIVE OFFICERS OF THE BANK

         The Bank currently has serving two executive officers who are not Directors of the Company or the Bank. Each officer serves at the pleasure of the Board of Directors of the Bank. The following is a brief biographical sketch of each such executive officer:

Larry Morgan (52)

         Mr. Morgan is the Executive Vice President and Senior Loan Officer of the Bank and has served in that position since September, 1997. From 1992-1997, he served as Senior Vice President and Senior Commercial Relationship Manager for NationsBank, Macon, Georgia. From 1973-1992, he served as Consumer Lender, cashier, Commercial Lender and finally as City Executive for C & S National Bank, Jackson, Georgia.

Elaine S. Kendrick (52)

         Ms. Kendrick is the Senior Vice President and Senior Operations Officer of the Bank and has served in that position since September, 1997. From 1996-1997, she served as Senior Vice President and Controller of Griffin Federal Savings Bank, Griffin, Georgia. From 1990-1996, she served as Vice President and Controller of Griffin Federal Savings Bank. From 1987-1990, she served as a banking officer for First Union National Bank of Georgia in Griffin and Newnan, Georgia. From 1965-1987, she served in various capacities for Commercial Bank & Trust Company.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The Company does not separately compensate any of its directors or executive officers. Any compensation paid them is paid by the Bank. The following sets forth certain information concerning the compensation of the Company's chief executive officer during fiscal years 1999, 1998 and 1997. No other executive officer of the Company received annual compensation in excess of $100,000.


                           Summary Compensation Table




                                                                             Long Term
                                                                            Compensation
                               Annual Compensation                             Awards

Name and                                                   Other Annual   Securities              All Other
Principal             Fiscal                                             Compensation             Underlying
                      Compensation
Position               Year   Salary ($)      Bonus ($)         ($)       Options (#)                ($)
---------             -----   ----------      ---------   -------------  ------------            -------

John L. Coleman        1999   $135,000            0             --(1)              0                 960(2)
President and          1998   135,000             0             --(1)              0               1,015(2)
Chief Executive        1997    135,000            0             --(1)         15,000                 816(2)
Officer


[FN]
(1) Compensation does not include any perquisites and other personal benefits which may be derived from business-related expenditures that in the aggregate do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such person.

(2) The Company provided Mr. Coleman with a $250,000 term life insurance policy; the premium paid by the Company in 1999 was $960, in 1998 was $1,015, and in 1997 was $816. In addition, pursuant to Mr. Coleman's employment agreement, Mr. Coleman will be entitled to severance pay equal to one month's pay for each year employed by the Bank in the event of termination of his employment. In addition, Mr. Coleman and the Bank entered into a deferred compensation agreement in 1999 pursuant to which Mr. Coleman will receive payments beginning at termination of his employment with the Bank. This arrangement is more specifically described below under "Executive Officer's Deferred Compensation Plan." The precise amount of the deferred compensation benefits which will be payable cannot be determined at this time because the benefits are based upon variable future earnings on specified investments by the Bank and also depend upon when Mr. Coleman terminates employment with the Bank. The projected payments to Mr. Coleman under this agreement are discussed under "Executive Officer's Deferred Compensation Plan" below. Also, Mr. Coleman and the Bank entered into four split dollar life insurance agreements in 1999 in connection with four life insurance policies insuring Mr. Coleman's life purchased by the Bank. Compensation income is imputed to Mr. Coleman based on the current term rate for Mr. Coleman's age multiplied by the aggregate death benefit payable under the policies to Mr. Coleman's beneficiary. The Bank retains a portion of the death benefits payable under each policy. The maximum death benefit payable to Mr. Coleman's beneficiary under three of the policies is $150,000 and $50,000 under the fourth policy, or an aggregate of $500,000 death benefit for the four policies. The compensation imputed to Mr. Coleman under these arrangements in 1999 was $113.00.


     Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                        Number of
                                                        Securities       Value of
                                                        Underlying       Unexercised
                                                        Unexercised      In-the-Money
                                                        Options at       Options at
                                                        FY-End(#)        FY-End($)
                  Shares Acquired                       Exercisable/     Exercisable/
Name              on Exercise (#)  Value Realized($)    Unexercisable    Unexercisable
John L. Coleman          0                -              15,000/0         28,750(1)/-
President and
Chief Executive
Officer

[FN]
(1) Based on estimated price of $25.25 per share, which is the price paid in recent private sales known to the Company.

Employment Agreement

         John L. Coleman has an employment agreement with the Company and the Bank under which he will serve as President and Chief Executive Officer of the Company and of the Bank. The employment agreement provides for a five-year term and is annually renewable thereafter. He is paid an annual salary, the salary for 1999 being set forth above. He is also entitled to certain performance bonuses. To qualify for the annual bonus, the Bank must first have a CAMEL 2 rating for the applicable year. If the Bank has a CAMEL 2 rating for the applicable year, then Mr. Coleman will be paid a cash bonus for the year which is a certain percentage of his salary for the year depending on the pre-tax return on average assets ("ROA") performance of the Bank for the year. No cash bonus was paid Mr. Coleman for 1999. The CAMEL rating is a rating which will be assigned to the Bank each year by the Department of Banking based on its examination of different performance factors, with "1" being the best CAMEL rating and "5" being the worst. The bonus formula is as follows:

         ROA                                           Percentage of Salary

         Less than .9%                                      No bonus
         .9% or greater; less than 1.0%                           5%
         1.0% or greater; less than 1.10%                        10%
         1.10% or greater; less than 1.20%                       15%
         1.20% or greater; less than 1.30%                       20%
         1.30% or greater; less than 1.40%                       25%
         1.40% or greater; less than 1.60%                       30%
         1.60% or greater; less than 1.75%                       35%
         1.75% or greater; less than 2.00%                       40%
         Over 2.00%                                              50%

         Under Mr. Coleman's employment agreement, he also has the option to purchase 15,000 shares of Common Stock of the Company at the price of the lesser of $10.00 or book value of the stock during the first three years of operation of the Bank and at the price of book value of the stock during the remainder of the term of the employment agreement, not to exceed a ten year option term. He also will receive options to purchase up to an additional 5,000 shares at the price of book value of the stock at the date of exercise, with the number of options which he may receive in any year being determined based on a formula tied to performance of the Bank. The number of options which Mr. Coleman will be entitled to receive in any year is determined by multiplying (i) 1,000 shares by
(ii) a fraction whose numerator is the amount of the bonus earned by Mr. Coleman determined as set forth above and whose denominator is the maximum bonus which Mr. Coleman could have received for the year. The term of these options is the same as the term of the initial option to purchase 15,000 shares.

         Mr. Coleman also receives health, life and disability insurance under the same plan and terms as other employees of the Bank. He receives a mid-size automobile to be used primarily for business purposes, and the Bank pays operating, maintenance and insurance expenses for the automobile. The Bank pays monthly membership dues for Mr. Coleman up to $75.00 per month at a local country club, and the Bank paid the initiation fee of the local country club up to $3,000.

         Mr. Coleman's employment agreement provides for severance pay for Mr. Coleman in the event of Mr. Coleman's termination (except for cause) after a change of control of the Bank. Under the employment agreement, the term "control" means the acquisition of 25 percent or more of the voting securities of the Bank by any person, or persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934 or the acquisition of between 10 percent and 25 percent of the voting securities of the Bank if the Board of Directors of the Bank or the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Federal Reserve Bank has made a determination that such acquisition constitutes or will constitute control of the Bank.

         The employment agreement provides that if Mr. Coleman is terminated after 365 days as a result of a change of control, Mr. Coleman shall be entitled to receive his salary through the last day of the calendar month of the termination, or payment in lieu of the notice period. In addition, Mr. Coleman would receive an amount equal to three times his then existing annual base salary. The employment agreement further provides that the payment shall also be made in connection with, or within 120 days after, a change of control of the Bank if such change of control was opposed by Mr. Coleman or the Bank's Board of Directors. This payment would be in addition to any amount otherwise owed to Mr. Coleman pursuant to his employment agreement.

Executive Officer's Deferred Compensation Plan

         In 1999, the Bank and Mr. Coleman entered into a deferred compensation agreement. Under this agreement, Mr. Coleman will be entitled to receive retirement benefits upon termination of his employment for any reason other than for cause, including a termination of employment following a change of control of the Bank. If Mr. Coleman dies prior to receiving any or all of the payments due him under the agreement, his beneficiary will receive a death benefit. This arrangement and the benefits payable to Mr. Coleman are subject to a vesting schedule if Mr. Coleman's employment with the Bank terminates during the first five years under the agreement, unless such termination follows a change of control. A "change of control" under the agreement is any transfer of 25% or more of the Bank's outstanding stock. The vesting schedule is 20% of the benefit if the termination occurs after completion of one year of service, 40% after completion of 2 years, 60% after completion of 3 years, 80% after completion of 4 years, and 100% after completion of 5 years. The deferred compensation is payable from the general assets of the Bank and Mr. Coleman is an unsecured creditor of the Bank with respect to these benefits. If Mr. Coleman is terminated for cause, he forfeits all benefits under the agreement.

         The benefits payable to Mr. Coleman are based on the value of a "deferral account" established under Mr. Coleman's agreement. The value of the deferral account is determined based upon the growth of life insurance cash values in life insurance policies on Mr. Coleman's life which were purchased by the Bank in 1999, which growth is reduced by the Bank's after-tax opportunity cost of the policies, determined based upon a pre-tax yield equal to the Fed Funds rate.

         The benefits payable to Mr. Coleman at normal retirement age (age 65) are equal to the sum of the value of the deferral account on the anniversary of the agreement preceding normal retirement age paid out in equal annual installments over 15 years without interest plus an annual payment equal to the growth in the deferral account each year (determined without reducing the deferral account for payments made to Mr. Coleman) from Mr. Coleman's retirement until his death. The projected value of the deferral account at Mr. Coleman's normal retirement age is $243,326, which would provide payments of $16,222 per year, plus the payments of the growth in the deferral account which are projected to vary from year to year. The first year aggregate payment to Mr. Coleman (including the projected growth in the deferral account) is projected to be $50,146, the average annual benefit during the first fifteen years is projected to be $57,646 and the average annual benefit over Mr. Coleman's life is projected to be $56,516, all based on achieving the assumptions used in the projection.

         The benefits payable to Mr. Coleman at termination of
employment prior to his normal retirement age (other than after a change of control) are the sum of his deferral account at the anniversary of the agreement preceding his date of termination times Mr. Coleman's vested percentage at termination, payable in 15 equal annual installments without interest, plus an annual payment equal to the growth in the deferral account each year from Mr. Coleman's termination of employment until his death (determined without reducing the deferral account for payments made to Mr. Coleman), times Mr. Coleman's vested percentage at termination. The benefits payable to Mr. Coleman at his termination of employment after a change of control are the same as a termination prior to normal retirement age except that the vesting schedule does not apply if Mr. Coleman's termination of employment after a change of control occurs during the first five years of the deferred compensation agreement.

         If Mr. Coleman dies prior to termination of employment, the Bank will pay his beneficiary a lump sum benefit equal to his deferral account as of the anniversary of the agreement preceding
Mr. Coleman's death.

Director Compensation

         Other than the deferred compensation arrangement discussed below, the Company and the Bank presently do not compensate any of their directors for their services as directors. The directors of the Company and the Bank presently do not receive a fee for attending Board meetings or committee meetings.

         In 1999, the Bank entered into deferred compensation agreements with each of its directors (other than Mr. Coleman) which are similar to the deferred compensation agreement with Mr. Coleman discussed above. Under these agreements, each director will be entitled to receive retirement benefits upon termination of service as a director for any reason other than for cause, including a termination of service as a director following a change of control of the Bank. If a director dies prior to receiving any or all of the payments due him under the agreement, his beneficiary will receive a death benefit. This arrangement and the benefits payable to a director are subject to a vesting schedule if the director's service as a director with the Bank terminates during the first five years under the arrangement, unless such termination of service follows a change of control. A "change of control" under each of the agreements is any transfer of 25% or more of the Bank's outstanding stock. The vesting schedule is 20% of the benefit if the termination occurs after completion of one year of service, 40% after completion of 2 years, 60% after completion of 3 years, 80% after completion of 4 years, and 100% after completion of 5 years. The deferred compensation is payable from the general assets of the Bank and each director is an unsecured creditor of the Bank with respect to these benefits. If a director's services are terminated for cause, he forfeits all benefits under the agreement applicable to him.

         The benefits to be paid under the agreements are calculated based on the performance of the cash surrender values of a pool of eight insurance policies which were purchased by the Bank in 1999. The benefits are payable to each director based upon the value in his "deferral account." Each director's deferral account is an "allocation percentage" of the sum of the earnings on the policies which exceed an amount of earnings equal to the Bank's after-tax opportunity cost, determined based upon a pre-tax yield equal to the Fed Funds rate.

         The benefits payable to a director at his normal retirement age are the sum of the value of his deferral account at the anniversary of the agreement applicable to him preceding his normal retirement age, payable in 10 equal annual installments without interest, plus a payment of the annual growth in his deferral account each year from his retirement until his death (calculated without subtracting from the deferral account any payments made to the director under the agreement). The projected values of the directors' deferral accounts at their respective normal retirement ages, the projected average annual benefits over the first ten years of payments and the projected average benefits over the lifetimes of the directors are shown below:

                                      Average                 Average
                  Account at       Annual Benefit          Annual Benefit
Director          Retirement          10 years                Lifetime
--------          ----------        ------------            -----------

Ballard           $43,823           $10,367                  $ 9,182
Carter            $37,143           $ 7,377                  $ 7,377
Fears             $82,507           $15,058                  $12,310
Jones             $34,286           $ 9,302                  $ 8,668
Lewis             $62,639           $12,547                  $10,552
McClelland        $43,823           $10,367                  $ 9,182
Pollock           $70,781           $13,530                  $11,215
Ryan              $32,371           $ 8,550                  $ 8,550
Warren            $37,143           $ 9,387                  $ 9,387
Weaver            $45,077           $10,247                  $ 8,957

         The benefits payable to a director at termination of service prior to his normal retirement age (other than after a change of control) are the sum of the value of his deferral account at the anniversary of the agreement preceding his date of termination of service times the director's vested percentage at termination of service, payable in 10 equal annual installments without interest, plus an annual payment of the growth in the deferral account each year from the director's termination of service until his death (calculated without subtracting from the deferral account any payments made to the director under his agreement), times the director's vested percentage at termination of service. The benefits payable to a director at his termination of service after a change of control are the same as those payable on a termination of service prior to his normal retirement age, except the vesting schedule does not apply if the termination of service after a change of control occurs during the first five years of the deferred compensation agreement.

         If a director dies prior to termination of his service as a director, the Bank will pay his beneficiary a lump sum benefit equal to his deferral account as of the anniversary of the agreement preceding his death.


                          TRANSACTIONS WITH MANAGEMENT

         In the ordinary course of its banking business, the Bank has had and anticipates that it will continue to have transactions with various directors, officers, principal shareholders, and their associates.

         In the opinion of management all loans and commitments to extend loans included in such transactions were made in the ordinary course of business substantially on the same terms, including interest rates and collateral, as those prevailing from time to time on comparable transactions with unaffiliated persons; are not such as are required to be classified as non- accrual, past due, restructured or creating potential problems; and do not involve more than a normal risk of collectibility or present any other unfavorable features. In management's opinion, the amount of extensions of credit outstanding at any time from the beginning of the last fiscal year to date to a director, director nominee, executive officer or principal security holder and their associates, individually or in the aggregate, did not exceed the maximum permitted under applicable banking regulations.


                    STOCK OWNERSHIP OF DIRECTOR NOMINEES, AND
                    DIRECTOR NOMINEES AND OFFICERS AS A GROUP

         The following table sets forth the beneficial ownership of the Company's only outstanding class of securities, common stock, $5.00 par value, held by the current directors, nominees for director, named executive officers, and directors and executive officers as a group, as of March 20, 2000.

                                   Amount and
                                    Nature of
Name and Address                   Beneficial         Percentage
of Beneficial Owner                Ownership          Ownership

D. Richard Ballard                  20,500 (1)          2.70%
Charles W. Carter                   28,200 (2)          3.72
John L. Coleman                     40,170 (3)          5.19 (4)
Alfred D. Fears                      5,991 (5)          0.79
William B. Jones                    42,632 (6)          5.62
Harry Lewis                         20,500              2.70
Joey McClelland                     20,000 (7)          2.64
Dr. Alexander Pollack               29,996 (8)          3.95

                                       14




Robert Ryan                        16,500 (9)           2.18%
James H. Warren                    20,152 (10)          2.66
George L. Weaver                   21,565  (11)         2.84

All current directors             281,406 (12)         36.38 (4)
and executive officers as
a group (12 persons)
------------------------

[FN]
(1) Does not include 300 shares owned by his adult son over which shares he asserts no voting or investment power.

(2) Includes 6,700 shares owned by C. Carter, Inc. and 1,500 shares owned by Jones Hometown Hardware, over all of which shares Mr. Carter has investment and voting power; does not include 4,400 shares owned by his wife, 300 shares held by his wife as trustee, 1,500 shares owned by his adult son, and 100 shares owned by his mother, over all of which shares he asserts no voting or investment power.

(3) Includes 15,000 shares that are subject to options granted to Mr. Coleman under the terms of his employment agreement and 170 shares owned by Mr. Coleman jointly with his wife. Those options are immediately exercisable at an exercise price of the lesser of $10.00 per share or book value per share and expire ten years from the date of grant. Also includes 25,000 shares held in Mr. Coleman's IRA; does not include 55 shares owned by each of his adult daughters, over which shares he asserts no voting or investment power.

(4) In calculating percentage ownership, includes 15,000 shares subject to options granted Mr. Coleman in calculating total outstanding stock of the Company and number of shares beneficially owned by Mr. Coleman.

(5) Includes 5,941 shares owned by Mr. Fear's IRA, over which shares Mr. Fears has investment and voting power; does not include 850 shares owned by his wife and 14,059 shares held by his wife as trustee, over which shares he asserts no voting or investment power.

(6) Includes 27,532 shares owned by Jones Petroleum Co., Inc., over which shares Mr. Jones has investment and voting power; does not include 500 shares owned by his adult son and 1,000 shares owned by his wife, over all of which shares he asserts no voting or investment power.

(7) Does not include 100 shares owned by Mr. McClelland's adult son, 100 shares owned by Mr. McClelland's adult daughter, 1,900 shares owned by Mr. McClelland's mother, over all of which shares he asserts no voting or investment power.

(8) Includes 500 shares owned by Dr. Pollack as custodian for his minor child, over which shares he has investment and voting power; does not include 100 shares owned by his wife, over which he asserts no voting or investment power.

(9) Owned by Mr. Ryan and his wife jointly; does not include 100 shares owned by Mr. Ryan's adult son and 1,150 shares owned by Mr. Ryan's stepson, over all of which shares Mr. Ryan asserts no voting or investment power.

(10) Includes 2,926 shares owned by Mr. Warren's IRA, 9,300 shares owned jointly with his wife, and 2,926 shares owned by Mr. Warren's wife's IRA, over all of which shares he shares voting and investment power; does not include 100 shares owned by his adult daughter and 200 shares owned by his father, over all of which shares Mr. Warren asserts no voting or investment power.

(11) Includes 5,177 shares owned by Mr. Weaver's IRA, over which shares he has voting and investment power.

(12) Includes 15,200 shares beneficially owned by an executive officer of the Bank not named or listed above.


                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the beneficial owners of Company's only outstanding class of common stock, $5.00 par value, who to the Company's knowledge, owned beneficially more than five percent (5%) of the Company's outstanding common stock as of March 20, 2000.

                                                      Amount &
                                                      Nature of
Name and Address of                 Relationship      Beneficial        Percent
Beneficial Owner                    with Company      Ownership        of Class
--------------------------------------------------------------------------------

John L. Coleman                     Director,
9292 Jackson Lake Road              President &
Monticello, GA  31064               Chief Executive
                                    Officer           40,170(1)        5.19%(2)

William B. Jones
642 Stark Road
Jackson, GA  30233                  Director          42,632(3)        5.62%

------------------------
[FN]
(1) Includes 15,000 shares that are subject to options granted to Mr. Coleman under the terms of his employment agreement and 170 shares owned by Mr. Coleman jointly with his wife. Those options are immediately exercisable at an exercise price of the lesser of $10.00 per share or book value per share and expire ten years from the date of grant. Also includes 25,000 shares held in Mr. Coleman's IRA.

(2) In calculating percentage ownership, includes 15,000 shares subject to options granted Mr. Coleman in calculating total outstanding stock of the Company and number of shares beneficially owned by Mr. Coleman.

(3) Includes 27,532 shares owned by Jones petroleum Co., Inc., over which shares Mr. Jones has investment and voting powers; does not include 500 shares owned by his adult son and 1,000 shares owned by his wife, over all of which shares he asserts no voting or investment power.


                           FILINGS UNDER SECTION 16(a)

         Section 16(a) of the Securities and Exchange Act of 1934 required the Company's executive officers and directors, and persons who own more than 10% of the common stock of the Company, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission.

         Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than 10% of its common stock.

         Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that during the 1999 fiscal year all filings applicable to its officers and directors were complied with, except by five directors. John Coleman inadvertently failed to file two Form 4's which should have reported two separate purchases of shares by Mr. Coleman. Alfred D. Fears inadvertently failed to file three Form 4's which should have reported the gift of shares of stock to a trust for the benefit of his wife and children and one purchase transaction by his wife. Charles W. Carter inadvertently failed to file one Form 4 which should have reported one purchase transaction by his wife. William B. Jones inadvertently failed to file one Form 4 which should have reported one purchase transaction by a corporation owned by Mr. Jones. Dr. Alexander Pollack inadvertently failed to file one Form 4 which should have reported two purchase transactions by Dr. Pollack. All of these transactions were reported in the Form 5's filed by these directors for fiscal year 1999. All of the directors of the Company inadvertently filed their Form 5's for fiscal year 1999 about 45 days late.


                              APPROVAL OF AUDITORS

         The Directors have recommended that the stockholders approve the appointment of Mauldin & Jenkins, a certified public accounting firm, as independent auditors for the Company for the 2000 fiscal year.

A representative of Mauldin & Jenkins is expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. The representative is expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of the Company's common stock constituting a majority of the total votes cast for or against this proposal at the meeting is necessary to approve Mauldin & Jenkins as the Company's auditors.

         The Board of Directors recommends a vote "FOR" the proposal approving Mauldin & Jenkins as the Company's auditors for 2000.


                  STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING
                               TO BE HELD IN 2001

         Proposals of stockholders intended to be presented at the annual meeting to be held in 2001 and to be included in the Company's proxy statement relative to that meeting must be received by the Company on or before December 1, 2000. Notice of a stockholder's proposal intended to be presented at the annual meeting to be held in 2001, which is not received in time for inclusion in the Company's proxy statement, must be received by the Company on or before February 14, 2001. Such proposals should be in writing and sent to John L. Coleman, President and CEO, First Georgia Community Corp., 150 Covington Street, Jackson, Georgia 30233.


                  AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

         The Company will be pleased to make its Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission, available without charge to interested persons. Written requests for the report should be directed to John L. Coleman, President and CEO, First Georgia Community Corp., 150 Covington Street, Jackson, Georgia, 30233.

April 14, 2000